Exhibit 99.1

GAYLORD ENTERTAINMENT COMPANY REPORTS THIRD QUARTER 2011 RESULTS

– Gaylord Opryland and Gaylord Texan Each Report Record Third Quarter Profit Performance –

– Net Advance Group Bookings Show Significant Improvement –

NASHVILLE, Tenn. (November 1, 2011) – Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the third quarter of 2011. Highlights include:

•

Consolidated revenue increased 42.3 percent to $225.2 million in the third quarter of 2011 from $158.3 million in the same period last year. Adjusted Gaylord Hotels total revenue (which excludes Gaylord Opryland, but includes the Radisson) decreased to $134.7 million in the third quarter of 2011 compared to $146.8 million in the prior-year quarter. The third quarter of 2010 was impacted by the closure of Gaylord Opryland and various Nashville attractions due to the flood in Nashville.

•

Adjusted Gaylord Hotels revenue per available room[1] (“RevPAR”) increased 2.1 percent and Adjusted Gaylord Hotels total revenue per available room[2] (“Total RevPAR”) decreased 7.0 percent in the third quarter of 2011 compared to the third quarter of 2010 due to a decrease in outside-the-room spending.

•	Gaylord Opryland RevPAR was $112.17 and Gaylord Opryland Total RevPAR was $273.21 in the third quarter of 2011.

•

Loss from continuing operations was $1.7 million, or $0.03 per diluted share (based on 48.4 million diluted weighted average shares outstanding) in the third quarter of 2011 compared to a loss from continuing operations of $31.8 million, or $0.67 per diluted share, in the prior-year quarter (based on 47.2 million diluted weighted average shares outstanding). Loss from continuing operations in the third quarter of 2011 included a pre-tax $3.5 million charge to dispose of fixed assets related to the development of new resort pools at Gaylord Palms. Loss from continuing operations in the third quarter of 2010 included $6.0 million in pre-tax casualty loss expenses associated with the flood damage at the Company’s Nashville properties, $25.5 million in preopening costs associated with efforts to reopen the Nashville properties, and a pre-tax $2.5 million non-cash charge to recognize compensation expense related to amendments to certain executives’ equity award agreements. Casualty loss and preopening costs have been segregated from the normal operating costs of the Company and presented separately in the accompanying financial information.

•	Adjusted EBITDA[3], which includes casualty loss and preopening costs, was $46.2 million in the third quarter of 2011 compared to a loss of $7.4 million in the prior-year quarter.

•

Consolidated Cash Flow[4] (“CCF”), which excludes preopening costs, increased 122.9 percent to $48.8 million in the third quarter of 2011 compared to $21.9 million in the same period last year. CCF in the third quarter of 2011 included a casualty loss of $0.2 million, compared to a casualty loss of $4.8 million in the prior-year quarter. CCF in the third quarter of 2010 was reduced by the pre-tax $2.5 million non-cash charge for compensation expense discussed above.

•

Gaylord Hotels (including Gaylord Opryland) gross advance group bookings in the third quarter of 2011 for all future periods were 435,081 room nights, which is flat compared to the same period last year. Net of attrition and cancellations, advance bookings in the third quarter of 2011 for all future periods were 319,787 room nights, an increase of 32.8 percent when compared to the third quarter of 2010.

Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment, stated, “Our results this quarter were impacted by a disproportionate number of association and SMERF (social, military, educational, religious and fraternal) group room nights at our Adjusted Gaylord Hotels properties – these groups typically spend less outside-the-room. Additionally, our Gaylord National property was once again impacted by the ongoing challenges specific to the Washington, D.C. market. Despite these challenges, we were able to grow Average Daily Rate at our Adjusted Gaylord Hotels properties – evidence that the group business continues to recover. We have now reached the point in the recovery cycle where the less profitable business booked during the depth of the recession is giving way to the more profitable room nights booked as the group business began to recover. We expect that this shift will translate into a meaningful improvement in rate and, we believe, an improvement in outside-the-room spending as we move into next year.

“Gaylord Texan and Gaylord Opryland each had another outstanding quarter delivering the best third quarter CCF performance in each property’s respective history. At Gaylord Texan, the third quarter of 2011 marked the eighth consecutive quarter that the property has driven CCF Margin above 30 percent. At the rate they are currently performing, 2011 is anticipated to be a record-setting year for both properties in terms of CCF performance.

“We booked nearly 320,000 net room nights in the third quarter, a more than 30 percent increase over the same period last year and a positive indicator that recent macroeconomic concerns have not significantly increased attrition and cancellations. We believe that room rates will improve as the lodging sector strengthens and therefore we plan to continue our strategy of aggressively managing room rates in future years during periods that have historically seen the highest level of group demand. By doing so, we believe we will secure higher-rated business in these periods – business which typically books within a 24-month window. We believe our strategy is working, as evidenced by lead volumes that continue to grow and on-the-books room rates for 2012 and 2013 which increased again this quarter. We also have seen promising reservation levels and website traffic this quarter that suggests our DreamWorks Experience offering will provide a lift to our leisure bookings and associated room rates for the fourth quarter of this year, as well as in future years.”

Segment Operating Results

Hospitality

Key components of the Company’s hospitality segment performance in the third quarter of 2011 include:

•

Adjusted Gaylord Hotels RevPAR increased 2.1 percent to $120.10 in the third quarter of 2011 compared to $117.66 in the prior-year quarter. Adjusted Gaylord Hotels Total RevPAR decreased 7.0 percent to $284.64 in the third quarter of 2011 compared to $305.97 in the prior-year quarter, driven primarily by decreased outside-the-room spending at Gaylord National and Gaylord Palms. Revenue statistics for the third quarter of 2011 reflect 6,343 room nights out of service at the Gaylord Palms due to the rooms renovation that is ongoing.

•

Adjusted Gaylord Hotels CCF decreased to $31.7 million in the third quarter of 2011 compared to $39.3 million in the prior-year quarter. Adjusted Gaylord Hotels CCF Margin[4] for the third quarter of 2011 decreased 3.3 percentage points to 23.5 percent compared to 26.8 percent in the same period last year, driven primarily by decreased performance at Gaylord National and Gaylord Palms.

•

Adjusted Gaylord Hotels attrition that occurred for groups that traveled in the third quarter of 2011 was 11.3 percent of the agreed-upon room block compared to 12.0 percent for the same period in 2010. Adjusted Gaylord Hotels in-the-year for-the-year cancellations in the third quarter of 2011 totaled 9,861 room nights compared to 11,105 room nights in the same period of 2010. Adjusted Gaylord Hotels attrition and cancellation fee collections totaled $1.1 million in the third quarter of 2011 compared to $1.6 million for the same period in 2010.

At the property level, revenue at Gaylord Palms decreased 22.1 percent to $26.7 million in the third quarter of 2011 compared to $34.3 million in the prior-year quarter. Results in the third quarter of 2011 were impacted by the planned renovation of the property’s room product and the construction of a sports bar, resort pool complex and events lawn. Revenue statistics for the third quarter of 2011 reflect 6,343 room nights out of service due to the rooms renovation. While the property worked to minimize disruption, the renovation and construction activity did impact the property’s flexibility in accommodating in-the-year, for-the-year group business. Partially as a result of this disruption, occupancy for the third quarter decreased 4.8 percentage points to 66.2 percent as corporate room nights declined by approximately 12,000 room nights. It is also important to note that the third quarter of 2010 benefited from the impact of group room nights that were transferred to Gaylord Palms from Gaylord Opryland following the flood in Nashville in May, 2010. Average Daily Rate (“ADR”) decreased 7.4 percent to $131.43 in the third quarter of 2011 compared to $141.86 in the prior-year quarter and was driven by the shift from corporate room nights to association and other lower-rated groups. Third quarter 2011 RevPAR decreased 13.6 percent to $87.02 compared to $100.75 in the prior-year quarter. Total RevPAR in the third quarter of 2011 declined 18.1 percent to $217.09 compared to $265.00 in the prior-year quarter as a result of the shift in mix from corporate to association groups and the resulting lower outside-the-room spending. CCF in the third quarter of 2011 decreased 63.8 percent to $2.4 million compared to $6.6 million in the prior-year quarter, driven by the decrease in occupancy, the decline in higher-rated corporate room nights and the associated decline in outside-the-room spending, resulting in a CCF Margin of 9.0 percent compared to 19.4 percent in the prior-year quarter.

Gaylord Texan revenue was $47.6 million in the third quarter of 2011, an increase of 7.9 percent from $44.1 million in the prior-year quarter. ADR increased 7.1 percent to $167.51 compared to $156.39 in the prior-year quarter. Occupancy for the third quarter of 2011 increased by 7.4 percentage points to 79.9 percent compared to 72.5 percent in the third quarter of 2010. The increases in ADR and occupancy were driven by additional higher-rated transient business as a result of the Paradise Springs pool attraction, which opened in May, 2011. This helped to offset the impact of a shift in business mix from higher-rated corporate groups to lower-rated association groups. RevPAR in the third quarter of 2011 increased 17.9 percent to $133.82 compared to $113.46 in the prior-year quarter, driven by the increases in occupancy and ADR. Total RevPAR increased 7.9 percent in the third quarter of 2011 to $342.55 compared to $317.34 in the prior-year quarter. Gaylord Texan delivered its highest third quarter CCF performance on record with CCF of $15.3 million in the third quarter of 2011, compared to $14.3 million in the prior-year quarter, resulting in a 32.2 percent CCF Margin.

Gaylord National generated revenue of $57.9 million in the third quarter of 2011, a 13.7 percent decrease when compared to the prior-year quarter revenue of $67.1 million, driven by a decline in government and government-related business that is typically booked in-the-year, for-the-year. Additionally, the third quarter of 2010 benefited from the impact of group room nights that were transferred to Gaylord National from Gaylord Opryland following the flood in Nashville in May, 2010. As a result, occupancy decreased by 7.4 percentage points to 75.9 percent compared to 83.3 percent in the prior-year quarter. ADR for the third quarter of 2011 increased 6.1 percent to $184.78 compared to $174.12 in the third quarter of 2010. RevPAR in the third quarter of 2011 decreased 3.3 percent to $140.25 when compared to $144.98 in the prior-year quarter, driven by the decrease in occupancy. Total RevPAR decreased 13.7 percent to $315.19 in the third quarter of 2011 when compared to $365.29 in the prior-year quarter as many groups exercised caution in their banquet and outlet spending. CCF decreased 27.1 percent to $13.3 million in the third quarter of 2011 when compared to $18.3 million in the prior-year quarter, driven by the decline in revenue. CCF Margin decreased 420 basis points to 23.1 percent in the third quarter of 2011 when compared to 27.3 percent in the prior-year quarter.

Gaylord Opryland was closed during the third quarter of 2010. As a result, there are no comparable results for the property’s operating metrics. The property generated revenue of $72.4 million in the third quarter of 2011. Occupancy for the third quarter of 2011 was 73.3 percent. ADR for the third quarter of 2011 was $153.12. Third quarter 2011 RevPAR was $112.17 and Total RevPAR was $273.21. Gaylord Opryland delivered its highest third quarter CCF and CCF Margin performance on record with CCF of $23.8 million and CCF Margin of 32.9 percent.

Reed continued, “Gaylord Texan performed very well this quarter, as the Paradise Springs resort pool, which opened in May of this year, helped drive a significant increase in transient room nights, contributing to RevPAR growth of nearly 18 percent. Although Gaylord Opryland was closed during the third quarter of last year due to the flooding in Nashville, the operational upgrades and improvements we made prior to its reopening continue to benefit the business, contributing to a standout overall performance and a strong CCF Margin of nearly 33 percent.

“We anticipate that performance will improve at Gaylord Palms and Gaylord National as we move into 2012, but the third quarter proved to be challenging at these two properties. In Washington, D.C., Gaylord National continues to be impacted by uncertainty around federal budgets, and both Gaylord Palms and Gaylord National continue to be affected by less-profitable group mix booked during the recession. Less-profitable groups are typically more sensitive to shifts in macroeconomic conditions, and we observed caution in their banquet and outlet spending levels this quarter. However, as we enter 2012, we are moving toward a more normalized level of room nights from our more profitable group customers, evidenced by the fact that we have more group room nights on the books for the next calendar year than at the same time last year and at a higher rate at both properties. Additionally, Gaylord Palms will benefit from a new sports bar, a redesigned and upgraded resort pool complex, a new outdoor events lawn and completely renovated guest rooms and corridors. As a result, we believe we are well-positioned for improvement at both Gaylord Palms and Gaylord National in 2012.”

Opry and Attractions

Opry and Attractions segment revenue increased 64.5 percent to $18.1 million in the third quarter of 2011, compared to $11.0 million in the year-ago quarter. The segment’s CCF increased to $4.8 million in the third quarter of 2011 from $1.1 million in the prior-year quarter. Opry and Attractions revenue and CCF in the third quarter of 2010 were impacted by the flood damage and temporary closure of Gaylord’s Nashville assets, and a reduction in visitor volume due to the closure of Gaylord Opryland.

Corporate and Other

Corporate and Other operating loss totaled $14.6 million in the third quarter of 2011 compared to an operating loss of $17.3 million in the same period last year. Corporate and Other CCF in the third quarter of 2011 improved to a loss of $11.4 million compared to a loss of $14.1 million in the same period last year. The 2010 period was impacted by the pre-tax $2.5 million non-cash charge to recognize compensation expense related to amendments to certain executives’ equity award agreements.

Development Update

On June 21, 2011 the Company announced its plans to develop a resort and convention hotel in Aurora, Colorado, contingent on the approval of tax incentives for the project under the State of Colorado’s Regional Tourism Act, as well as various other contingencies. Gross costs for the project before the impact of public incentives are expected to total approximately $800 million. The project could be funded by Gaylord, potential joint venture partners, and tax incentives that are being provided as a result of an agreement between the Company and the city of Aurora, Colorado. The Company is planning for the resort to be open for business in early 2016.

Reed commented, “We continue to make progress towards our goal of bringing the Gaylord experience to the greater Denver region and are excited about what this project would mean for the growth of the community as well as our business. We look forward to being able to share more details as the development process advances.”

Gaylord Entertainment’s planned resort and convention hotel in Mesa, Arizona remains in the very early stages of planning, and specific details of the property and budget have not yet been determined. The Company anticipates that any expenditure associated with the project will not have a material financial impact in the near-term.

Liquidity

As of September 30, 2011, the Company had long-term debt outstanding, including current portion, of $1,070.7 million and unrestricted cash of $12.1 million. As of September 30, 2011, $325.0 million of borrowings were undrawn under the Company’s existing credit facility, and the lending banks had issued $8.0 million in letters of credit, which left $317.0 million of availability under the credit facility.

Outlook

The following business performance outlook is based on current information as of November 1, 2011. The Company does not expect to update the guidance provided below before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.

Reed continued, “Overall our performance thus far this year has been in-line with full year 2011 consolidated CCF guidance. However, the ongoing market challenges we faced at Gaylord National and Gaylord Palms this quarter and the overall lack of a macroeconomic recovery have affected our financial results more significantly than we anticipated when we last provided guidance. We believe that it is appropriate to revise our Adjusted Gaylord Hotels guidance (which excludes Gaylord Opryland, but includes the Radisson). As such, we are now revising our full year 2011 guidance for Adjusted Gaylord Hotels RevPAR to be an increase of 3.0 to 5.0 percent and a Total RevPAR increase of 0.5 to 2.5 percent year-over-year. We are also revising our full year 2011 CCF guidance for Adjusted Gaylord Hotels downward to $164-168 million. However, we are revising upward our 2011 CCF guidance for Gaylord Opryland to $85-87 million as well as Opry and Attractions 2011 CCF guidance to $13-15 million. We are also revising upward our 2011 Corporate and Other CCF guidance to a loss of $(47-45) million. As a result, we are revising downward the top end of our 2011 consolidated CCF guidance to $215-225 million. We are maintaining our RevPAR, and Total RevPAR guidance for Gaylord Opryland.”

	Previous Full Year 2011 Guidance	Revised Full Year 2011 Guidance
Consolidated Cash Flow
Adjusted Gaylord Hotels	$170 – 177 million	$164 – 168 million
Gaylord Opryland	$81 – 85 million	$85 – 87 million
Opry and Attractions	$12 – 14 million	$13 – 15 million
Corporate and Other	$(48 – 46) million	$(47 – 45) million

Totals	$215 – 230 million	$215 – 225 million

Adjusted Gaylord Hotels RevPAR	5.5% – 7.5%	3.0% – 5.0%
Adjusted Gaylord Hotels Total RevPAR	4.0% – 6.0%	0.5% – 2.5%

Gaylord Opryland RevPAR	17.0% – 19.0%	17.0% – 19.0%
Gaylord Opryland Total RevPAR	15.0% – 17.0%	15.0% – 17.0%

Note: Adjusted Gaylord Hotels in the guidance table above excludes Gaylord Opryland, but includes the Radisson; additionally, the guidance above assumes 23,073 room nights out of service in 2011 due to the renovation of rooms at Gaylord Palms and 19,890 room nights out of service in 2011 due to the renovation of rooms at the Radisson.

Reed concluded, “While we entered 2011 with renewed optimism, unforeseen challenges in the Washington, D.C. market and continued sluggishness in the Orlando market have put significant downward pressure on our revenue and CCF performance at Gaylord Palms and Gaylord National this year. Additionally, challenges in these markets have overshadowed the strong performance delivered by our Gaylord Opryland and Gaylord Texan properties. However, as we look to 2012, we are encouraged by the increased number of advance group bookings both Gaylord Palms and Gaylord National have already captured on the books. We believe that both properties are positioned for improved performance in 2012 in both revenue and CCF. We also believe that Gaylord Opryland and Gaylord Texan are well-positioned for continued solid performances in 2012 – both in terms of market dynamics and individual property performances. However, we are mindful of the uncertainties that continue to plague the macroeconomic environment and will be closely monitoring group and leisure customer behavior in the fourth quarter of 2011 to determine if these fears are having a greater influence on customer behavior. After carefully evaluating all these factors, we are providing 2012 guidance for Gaylord Hotels as a RevPAR increase of 3.0 to 6.0 percent and a Total RevPAR increase of 2.0 to 5.0 percent year-over-year. We are providing full year 2012 CCF guidance for Gaylord Hotels of $265-275 million. This includes the impact of completing the rooms renovation at Gaylord Palms which will result in approximately 9,529 room nights being out of service for 2012. Our 2012 CCF guidance for Opry and Attractions is $14-16 million and Corporate & Other guidance for CCF in 2012 is a loss of $(51-48) million. As a result, our 2012 CCF guidance for the total company is $228-243 million.

Full Year 2012 Guidance
Consolidated Cash Flow
Gaylord Hotels	$265 – 275 million
Opry and Attractions	$14 – 16 million
Corporate and Other	$(51 – 48) million

Totals	$228 – 243 million

Gaylord Hotels RevPAR	3.0% – 6.0%
Gaylord Hotels Total RevPAR	2.0% – 5.0%

Note: The guidance above assumes 9,529 room nights out of service in 2012 due to the renovation of rooms at Gaylord Palms and a revised room count at Gaylord Opryland of 2,882 for 2012

Webcast and Replay

Gaylord Entertainment will hold a conference call to discuss this release Tuesday, November 1, 2011 at 10:00 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.

About Gaylord Entertainment

Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 85 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform

Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with the flood damage to Gaylord Opryland and our other Nashville-area Gaylord facilities, including our remaining flood-related repair projects, effects of the hotel closure such as the loss of customer goodwill, uncertainty of future hotel bookings and other negative factors yet to be determined, risks associated with refinancing our indebtedness prior to its various maturities, risks associated with development, budgeting, financing and approvals for our Colorado project, economic conditions affecting the hospitality business generally, rising labor and benefits costs, the timing of any new development projects, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011 and June 30, 2011. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

1The Company calculates revenue per available room (“RevPAR”) for its hotels by dividing room sales by room nights available to guests for the period.

2The Company calculates total revenue per available room (“Total RevPAR”) for its hotels by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.

3 Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is a non-GAAP financial measure which is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as gains on the sale of assets and purchases of our debt. In accordance with generally accepted accounting principles, these items are not included in determining our operating income (loss). The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating Adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of Adjusted EBITDA to net income (loss) is presented in the Supplemental Financial Results contained in this press release.

4 As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating income (loss) plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 6.75 percent senior notes) is a non-GAAP financial measure which also excludes the impact of preopening costs, impairment charges, the non-cash portion of the Florida ground lease expense, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets, and adds (subtracts) other gains (losses). The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net income (loss) or segment (or hotel) operating income (loss) is included as part of the Supplemental Financial Results contained in this press release. CCF Margin is defined as CCF divided by revenue.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Gaylord Entertainment	Gaylord Entertainment
615-316-6588	(615) 316-6302
mfioravanti@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~
Patrick Chaffin, Vice President of Strategic Planning and Investor Relations	Josh Hochberg or Dan Zacchei
Gaylord Entertainment	Sloane & Company
615-316-6282	(212) 446-1892 or (212) 446-1882
pchaffin@gaylordentertainment.com	jhochberg@sloanepr.com or dzacchei@sloanepr.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2011	2010	2011	2010
Revenues	$225,232	$158,272	$682,745	$556,632
Operating expenses:
Operating costs	135,817	98,498	402,441	333,799
Selling, general and administrative (a)	42,704	35,648	128,830	113,838
Casualty loss	162	6,014	630	37,361
Preopening costs	345	25,474	386	31,714
Depreciation and amortization	32,367	25,254	90,695	78,276

Operating income (loss)	13,837	(32,616)	59,763	(38,356)

Interest expense, net of amounts capitalized	(18,075)	(20,334)	(60,261)	(60,929)
Interest income	3,199	3,344	9,688	9,852
Income from unconsolidated companies	761	—	1,086	117
Net gain on extinguishment of debt	—	—	—	1,299
Other gains and (losses), net	(444)	377	(494)	217

Income (loss) before income taxes	(722)	(49,229)	9,782	(87,800)

(Provision) benefit for income taxes	(937)	17,403	(4,769)	28,125

Income (loss) from continuing operations	(1,659)	(31,826)	5,013	(59,675)

Income from discontinued operations, net of taxes	53	46	61	3,325

Net income (loss)	$(1,606)	$(31,780)	$5,074	$(56,350)

Basic net income (loss) per share:
Income (loss) from continuing operations	$(0.03)	$(0.67)	$0.10	$(1.27)
Income from discontinued operations, net of taxes	—	—	—	0.07

Net income (loss)	$(0.03)	$(0.67)	$0.10	$(1.20)

Fully diluted net income (loss) per share:
Income (loss) from continuing operations	$(0.03)	$(0.67)	$0.10	$(1.27)
Income from discontinued operations, net of taxes	—	—	—	0.07

Net income (loss)	$(0.03)	$(0.67)	$0.10	$(1.20)

Weighted average common shares for the period:
Basic	48,399	47,173	48,331	47,095
Fully-diluted	48,399	47,173	50,613	47,095

(a)	Includes non-cash lease expense of $1.5 million for the three months ended September 30, 2011 and 2010, and $4.4 million for the nine months ended September 30, 2011 and 2010, related to the effect of recognizing the Gaylord Palms ground lease expense on a straight-line basis.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	Sep. 30, 2011	Dec. 31, 2010
ASSETS
Current assets:
Cash and cash equivalents - unrestricted	$12,122	$124,398
Cash and cash equivalents - restricted	1,150	1,150
Trade receivables, net	49,871	31,793
Estimated fair value of derivative assets	—	22
Deferred income taxes	5,544	6,495
Other current assets	59,123	48,992

Total current assets	127,810	212,850

Property and equipment, net of accumulated depreciation	2,200,192	2,201,445
Notes receivable, net of current portion	141,742	142,651
Long-term deferred financing costs	17,169	12,521
Other long-term assets	51,428	51,065
Long-term assets of discontinued operations	401	401

Total assets	$2,538,742	$2,620,933

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations (a)	$746	$58,574
Accounts payable and accrued liabilities	161,355	175,343
Estimated fair value of derivative liabilities	345	12,475
Current liabilities of discontinued operations	281	357

Total current liabilities	162,727	246,749

Long-term debt and capital lease obligations, net of current portion	1,069,956	1,100,641
Deferred income taxes	110,902	101,140
Other long-term liabilities	141,751	142,200
Long-term liabilities of discontinued operations	451	451
Stockholders’ equity	1,052,955	1,029,752

Total liabilities and stockholders' equity	$2,538,742	$2,620,933

(a)	Reflects a portion of the Company’s $360 million 3.75% Convertible Notes being classified as current at December 31, 2010 as a result of their convertibility at that time. These notes are not currently convertible.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

Unaudited

(in thousands, except operating metrics)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	Three Months Ended Sep. 30,				Nine Months Ended Sep. 30,
	2011		2010		2011		2010
	$	Margin	$	Margin	$	Margin	$	Margin
Consolidated
Revenue	$225,232	100.0%	$158,272	100.0%	$682,745	100.0%	$556,632	100.0%

Net income (loss)	$(1,606)	-0.7%	$(31,780)	-20.1%	$5,074	0.7%	$(56,350)	-10.1%
Income from discontinued operations, net of taxes	(53)	0.0%	(46)	0.0%	(61)	0.0%	(3,325)	-0.6%
Provision (benefit) for income taxes	937	0.4%	(17,403)	-11.0%	4,769	0.7%	(28,125)	-5.1%
Other (gains) and losses, net	444	0.2%	(377)	-0.2%	494	0.1%	(217)	0.0%
Net gain on extinguishment of debt	—	0.0%	—	0.0%	—	0.0%	(1,299)	-0.2%
Income from unconsolidated companies	(761)	-0.3%	—	0.0%	(1,086)	-0.2%	(117)	0.0%
Interest expense, net	14,876	6.6%	16,990	10.7%	50,573	7.4%	51,077	9.2%

Operating income (loss)	13,837	6.1%	(32,616)	-20.6%	59,763	8.8%	(38,356)	-6.9%
Depreciation & amortization	32,367	14.4%	25,254	16.0%	90,695	13.3%	78,276	14.1%

Adjusted EBITDA	46,204	20.5%	(7,362)	-4.7%	150,458	22.0%	39,920	7.2%
Preopening costs	345	0.2%	25,474	16.1%	386	0.1%	31,714	5.7%
Impairment charges	—	0.0%	1,192	0.8%	—	0.0%	42,733	7.7%
Other non-cash expenses	1,453	0.6%	1,480	0.9%	4,359	0.6%	4,438	0.8%
Stock option expense	797	0.4%	664	0.4%	2,392	0.4%	2,119	0.4%
Other gains and (losses), net	(444)	-0.2%	377	0.2%	(494)	-0.1%	217	0.0%
(Gain) loss on sales of assets	445	0.2%	65	0.0%	495	0.1%	339	0.1%

CCF	$48,800	21.7%	$21,890	13.8%	$157,596	23.1%	$121,480	21.8%

Adjusted Hospitality segment (excludes Gaylord Opryland and Other, includes Nashville Radisson) (a)
Revenue	$134,708	100.0%	$146,828	100.0%	$428,842	100.0%	$447,582	100.0%
Operating income	9,177	6.8%	20,605	14.0%	56,287	13.1%	73,536	16.4%
Depreciation & amortization	20,580	15.3%	16,968	11.6%	55,181	12.9%	50,999	11.4%
Preopening costs	303	0.2%	—	0.0%	344	0.1%	—	0.0%
Other non-cash expenses	1,453	1.1%	1,480	1.0%	4,359	1.0%	4,438	1.0%
Stock option expense	168	0.1%	236	0.2%	522	0.1%	662	0.1%
Other gains and (losses), net	(419)	-0.3%	—	0.0%	(424)	-0.1%	(247)	-0.1%
Loss on sales of assets	419	0.3%	—	0.0%	424	0.1%	247	0.1%

CCF	$31,681	23.5%	$39,289	26.8%	$116,693	27.2%	$129,635	29.0%

Gaylord Opryland (a)
Revenue	$72,364	100.0%	$10	100.0%	$205,738	100.0%	$75,642	100.0%
Operating income (loss)	15,948	22.0%	(28,604)	-286040.0%	39,998	19.4%	(27,498)	-36.4%
Depreciation & amortization	7,806	10.8%	4,862	48620.0%	23,768	11.6%	16,403	21.7%
Preopening costs	—	0.0%	23,752	237520.0%	—	0.0%	29,831	39.4%
Stock option expense	72	0.1%	—	0.0%	254	0.1%	154	0.2%
Other gains and (losses), net	(27)	0.0%	(7)	-70.0%	(241)	-0.1%	(6)	0.0%
(Gain) loss on sales of assets	27	0.0%	7	70.0%	241	0.1%	6	0.0%

CCF	$23,826	32.9%	$10	100.0%	$64,020	31.1%	$18,890	25.0%

Other Hospitality (a)
Revenue	$20	100.0%	$396	100.0%	$27	100.0%	$625	100.0%
Operating income (loss)	(33)	-165.0%	339	85.6%	(67)	-248.1%	478	76.5%
Depreciation & amortization	2	10.0%	36	9.1%	5	18.5%	126	20.2%
Preopening costs	42	210.0%	—	0.0%	42	155.6%	—	0.0%
Other gains and (losses), net	—	0.0%	—	0.0%	216	800.0%	—	0.0%
(Gain) loss on sales of assets	1	5.0%	—	0.0%	(215)	-796.3%	—	0.0%

CCF	$12	60.0%	$375	94.7%	$(19)	-70.4%	$604	96.6%

Opry and Attractions segment (a)
Revenue	$18,108	100.0%	$11,011	100.0%	$48,044	100.0%	$32,702	100.0%
Operating income (loss)	3,498	19.3%	(1,630)	-14.8%	6,721	14.0%	(1,537)	-4.7%
Depreciation & amortization	1,296	7.2%	1,019	9.3%	3,968	8.3%	3,439	10.5%
Preopening costs	—	0.0%	1,722	15.6%	—	0.0%	1,883	5.8%
Stock option expense	47	0.3%	7	0.1%	119	0.2%	72	0.2%
Other gains and (losses), net	—	0.0%	—	0.0%	—	0.0%	(32)	-0.1%
(Gain) loss on sales of assets	—	0.0%	—	0.0%	—	0.0%	32	0.1%

CCF	$4,841	26.7%	$1,118	10.2%	$10,808	22.5%	$3,857	11.8%

Corporate and Other segment (a)
Revenue	$32		$27		$94		$81
Operating loss	(14,591)		(17,312)		(42,546)		(45,974)
Depreciation & amortization	2,683		2,369		7,773		7,309
Stock option expense	510		411		1,497		1,148
Other gains and (losses), net	2		376		(45)		380
(Gain) loss on sales of assets	(2)		58		45		54

CCF	$(11,398)		$(14,098)		$(33,276)		$(37,083)

Casualty Loss (a)
Casualty loss	$(162)		$(6,014)		$(630)		$(87,361)
Insurance proceeds	—		—		—		50,000

Operating loss	(162)		(6,014)		(630)		(37,361)
Impairment charges	—		1,192		—		42,733
Stock option expense	—		10		—		83
Other gains and (losses), net	—		8		—		122

CCF	$(162)		$(4,804)		$(630)		$5,577

(a)	Individual segments exclude effect of Casualty Loss, which is shown separately

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

Unaudited

(in thousands, except operating metrics)

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2011	2010	2011	2010
HOSPITALITY OPERATING METRICS:

Adjusted Hospitality Segment (excludes Gaylord Opryland and Other, includes Nashville Radisson)
Occupancy	73.8%	74.7%	72.0%	72.6%
Average daily rate (ADR)	$162.65	$157.57	$174.38	$171.71
RevPAR	$120.10	$117.66	$125.53	$124.69
OtherPAR	$164.54	$188.31	$181.30	$189.63
Total RevPAR	$284.64	$305.97	$306.83	$314.32

Revenue	$134,708	$146,828	$428,842	$447,582
CCF	$31,681	$39,289	$116,693	$129,635
CCF Margin	23.5%	26.8%	27.2%	29.0%

Gaylord Opryland (a)

Occupancy	73.3%	0.0%	72.6%	65.0%
Average daily rate (ADR)	$153.12	$—	$150.51	$145.15
RevPAR	$112.17	$—	$109.21	$94.41
OtherPAR	$161.04	$—	$152.55	$122.73
Total RevPAR	$273.21	$—	$261.76	$217.14

Revenue	$72,364	$10	$205,738	$75,642
CCF	$23,826	$10	$64,020	$18,890
CCF Margin	32.9%	100.0%	31.1%	25.0%

Gaylord Palms (b)

Occupancy	66.2%	71.0%	72.8%	72.5%
Average daily rate (ADR)	$131.43	$141.86	$155.55	$160.46
RevPAR	$87.02	$100.75	$113.26	$116.31
OtherPAR	$130.07	$164.25	$177.98	$184.42
Total RevPAR	$217.09	$265.00	$291.24	$300.73

Revenue	$26,704	$34,279	$109,943	$115,433
CCF	$2,403	$6,642	$27,919	$31,696
CCF Margin	9.0%	19.4%	25.4%	27.5%

Gaylord Texan

Occupancy	79.9%	72.5%	76.2%	72.5%
Average daily rate (ADR)	$167.51	$156.39	$176.16	$163.51
RevPAR	$133.82	$113.46	$134.19	$118.48
OtherPAR	$208.73	$203.88	$214.09	$212.18
Total RevPAR	$342.55	$317.34	$348.28	$330.66

Revenue	$47,585	$44,115	$143,635	$136,398
CCF	$15,331	$14,250	$47,848	$45,148
CCF Margin	32.2%	32.3%	33.3%	33.1%

Gaylord National

Occupancy	75.9%	83.3%	69.4%	76.4%
Average daily rate (ADR)	$184.78	$174.12	$194.37	$193.41
RevPAR	$140.25	$144.98	$134.85	$147.74
OtherPAR	$174.94	$220.31	$177.40	$203.50
Total RevPAR	$315.19	$365.29	$312.25	$351.24

Revenue	$57,879	$67,079	$170,147	$191,393
CCF	$13,342	$18,296	$40,243	$52,073
CCF Margin	23.1%	27.3%	23.7%	27.2%

Nashville Radisson

Occupancy	63.7%	45.6%	62.1%	49.2%
Average daily rate (ADR)	$101.31	$81.26	$99.16	$86.92
RevPAR	$64.49	$37.03	$61.62	$42.76
OtherPAR	$27.18	$11.56	$19.83	$9.93
Total RevPAR	$91.67	$48.59	$81.45	$52.69

Revenue	$2,540	$1,355	$5,117	$4,358
CCF	$605	$101	$683	$718
CCF Margin	23.8%	7.5%	13.3%	16.5%

Other Hospitality (c)

Occupancy	0.0%	0.0%	0.0%	0.0%
Average daily rate (ADR)	$—	$—	$—	$—
RevPAR	$—	$—	$—	$—
OtherPAR	$—	$—	$—	$—
Total RevPAR	$—	$—	$—	$—

Revenue	$20	$396	$27	$625
CCF	$12	$375	$(19)	$604
CCF Margin	60.0%	94.7%	-70.4%	96.6%

(a)	Gaylord Opryland 2010 statistics are through May 2, 2010.
(b)	Gaylord Palms Occupancy, RevPAR and Total RevPAR excludes 6,343 room nights that were taken out of service during the three months and nine months ended September 30, 2011 as a result of a rooms renovation program.
(c)	Includes other hospitality revenue and expense.

Gaylord Entertainment Company and Subsidiaries

Reconciliation of Forward-Looking Statements

Unaudited

(in thousands)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)

and Consolidated Cash Flow (“CCF”) reconciliation:

	PREVIOUS GUIDANCE RANGE FULL YEAR 2011		REVISED GUIDANCE RANGE FULL YEAR 2011
Adjusted Gaylord Hotels	Low	High	Low	High
Estimated Operating Income/(Loss)	$94,000	$97,300	$82,000	$84,300
Estimated Depreciation & Amortization	69,400	72,000	75,400	76,000

Estimated Adjusted EBITDA	$163,400	$169,300	$157,400	$160,300
Estimated Pre-Opening Costs	0	0	0	0
Estimated Non-Cash Lease Expense	5,800	6,000	5,800	6,000
Estimated Stock Option Expense	800	1,200	800	1,200
Estimated Gains/(Losses), Net	0	500	0	500

Estimated CCF	$170,000	$177,000	$164,000	$168,000

Gaylord Opryland	Low	High	Low	High
Estimated Operating Income/(Loss)	$54,000	$55,400	$53,000	$54,000
Estimated Depreciation & Amortization	26,850	28,600	31,650	32,000

Estimated Adjusted EBITDA	$80,850	$84,000	$84,650	$86,000
Estimated Pre-Opening Costs	0	0	0	0
Estimated Non-Cash Lease Expense	0	0	0	0
Estimated Stock Option Expense	150	650	350	650
Estimated Gains/(Losses), Net	0	350	0	350

Estimated CCF	$81,000	$85,000	$85,000	$87,000

Opry and Attractions segment
Estimated Operating Income/(Loss)	$7,000	$8,300	$8,000	$9,300
Estimated Depreciation & Amortization	4,900	5,400	4,900	5,400

Estimated Adjusted EBITDA	$11,900	$13,700	$12,900	$14,700
Estimated Pre-Opening Costs	0	0	0	0
Estimated Stock Option Expense	100	250	100	250
Estimated Gains/(Losses), Net	0	50	0	50

Estimated CCF	$12,000	$14,000	$13,000	$15,000

Corporate and Other segment
Estimated Operating Income/(Loss)	($63,500)	($60,500)	($60,000)	($56,500)
Estimated Depreciation & Amortization	13,500	13,000	11,000	10,000

Estimated Adjusted EBITDA	($50,000)	($47,500)	($49,000)	($46,500)
Estimated Stock Option Expense	1,800	1,500	1,800	1,500
Estimated Gains/(Losses), Net	200	0	200	0

Estimated CCF	($48,000)	($46,000)	($47,000)	($45,000)

Note: Adjusted Gaylord Hotels excludes Gaylord Opryland, but includes the Radisson

Gaylord Entertainment Company and Subsidiaries

Reconciliation of Forward-Looking Statements

Unaudited

(in thousands)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)

and Consolidated Cash Flow (“CCF”) reconciliation:

	GUIDANCE RANGE FOR FULL YEAR 2012
Gaylord Hotels	Low	High
Estimated Operating Income/(Loss)	$150,950	$158,700
Estimated Depreciation & Amortization	106,000	108,000

Estimated Adjusted EBITDA	$256,950	$266,700
Estimated Pre-Opening Costs	1,300	1,400
Estimated Non-Cash Lease Expense	5,800	5,900
Estimated Stock Option Expense	950	1,000
Estimated Gains/(Losses), Net	0	0

Estimated CCF	$265,000	$275,000

Opry and Attractions segment
Estimated Operating Income/(Loss)	$8,500	$10,000
Estimated Depreciation & Amortization	5,400	5,700

Estimated Adjusted EBITDA	$13,900	$15,700
Estimated Pre-Opening Costs	0	0
Estimated Stock Option Expense	100	250
Estimated Gains/(Losses), Net	0	50

Estimated CCF	$14,000	$16,000

Corporate and Other segment
Estimated Operating Income/(Loss)	($61,500)	($59,250)
Estimated Depreciation & Amortization	8,500	8,700

Estimated Adjusted EBITDA	($53,000)	($50,550)
Estimated Stock Option Expense	2,000	2,550
Estimated Gains/(Losses), Net	0	0

Estimated CCF	($51,000)	($48,000)